Exhibit 10.16.4

FOURTH MODIFICATION TO LOAN AND SECURITY AGREEMENT
     This Fourth Modification to Loan and Security Agreement (this “Modification”) is entered into by and between ENERGY RECOVERY, INC. (“Borrower”) and COMERICA BANK (“Bank”) as of December 23, 2008, at San Jose, California.
RECITALS
     This Modification is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:
     Bank and Borrower previously entered into a Loan and Security Agreement (Accounts and Inventory) dated March 27, 2008, which was subsequently modified by First Modification to Loan and Security Agreement dated as of March 27, 2008, Second Modification to Loan and Security Agreement dated as of May 29, 2008, and Third Modification to Loan and Security Agreement dated as of September 18, 2008. The Loan and Security Agreement and each modification shall collectively be referred to herein as the “Agreement”.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.
AGREEMENT
     1. Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.
     2. Modification to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Section 3 hereof, the Agreement is hereby modified as set forth below.
          (a) Section 3.1 of the Agreement is amended to read in its entirety as follows:
     “3.1 This Agreement shall remain in full force and effect until March 31, 2009, unless earlier terminated by notice by Borrower. Notice of such termination by Borrower shall be effectuated by mailing of a registered or certified letter not less than thirty (30) days prior to the effective date of such termination, addressed to Bank at the address set forth herein and the termination shall be effective as of the date so fixed in such notice.”
          (b) The Libor Addendum to Loan and Security Agreement attached to the Agreement is replaced with the Amended and Restated LIBOR Addendum to Loan and Security Agreement (Daily Adjusting LIBOR) between Borrower and Bank dated as of the date of this Modification.
     3. Recertification of Authority. Borrower certifies to Bank that:
          (a) the Restated Certification of Incorporation and Bylaws of Borrower delivered to Bank on or about December 1, 2005 remain in full force and effect and have not been amended, rescinded or repealed in any respect;

          (b) the Corporate Resolutions and Incumbency Certification of Borrower delivered to Bank dated on or as of March 7, 2008 remain in full force and effect and the officers shown on such Incumbency Certification as officers authorized to execute and deliver to Bank documents in connection with loan financings: (i) continue to hold, and be duly appointed to, the offices indicated thereon; and (ii) continue to be duly authorized to execute and deliver to Bank this Modification and any and all documents necessary to evidence indebtedness and obligations of Borrower to Bank; and
          (c) Borrower is in good standing in the State of Delaware and under each jurisdiction in which it is authorized to do business, including the State of California.
     4. Legal Effect. This Modification may be executed in as many counterparts as Bank and Borrower deem convenient, and shall become effective upon: (a) delivery to Bank of all executed counterparts hereof; and (b) payment by Borrower of all costs and expenses of Bank incurred in connection herewith, including without limitation, a non-refundable commitment fee in the amount of Fifteen Thousand Dollars ($15,000) and fees and expenses of Bank’s counsel incurred in connection with the preparation and negotiation of this Amendment and the documents contemplated hereby. Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect.
     5. Integration. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.
IN WITNESS WHEREOF, the parties have agreed as of the date first set forth above.

ENERGY RECOVERY, INC.		COMERICA BANK

By:	/s/ Tom Willardson	By:	/s/ Darren Santos
Darren Santos
Its:	CFO	Its:	Corporate Banking Officer-Western Market

Amended and Restated LIBOR Addendum To Loan and Security Agreement
(Daily Adjusting LIBOR)
     This Amended and Restated LIBOR Addendum to Loan and Security Agreement (Daily Adjusting LIBOR) (this “Addendum”) is entered into as of December 23, 2008, by and between Comerica Bank (“Bank”) and Energy Recovery, Inc., a Delaware corporation (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement (Accounts and Inventory) dated March 27, 2008 (the “Agreement”).
     This Addendum replaces entirely the LIBOR Addendum To Loan and Security Agreement dated March 27, 2008 between Borrower and Bank.
1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.
     a. “Applicable Margin” means two and three-quarters percent (2.75%) per annum.
     b. “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.
     c. “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the Applicable Margin, plus the quotient of the following:
(1)	for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness and for a period equal to one (1) month;

divided by

(2)	a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.
     d. “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

     e. “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.
     f. “Prime-based Rate” means a per annum interest rate which is equal to the sum of the Applicable Margin plus the greater of (i) the Prime Rate; or (ii) the rate of interest equal to the sum of (a) one percent (1%), and (b) the rate of interest equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers (the “Overnight Rates”), as published by the Federal Reserve Bank of New York, or, if the Overnight Rates are not so published for any day, the average of the quotations for the Overnight Rates received by Bank from three (3) Federal funds brokers of recognized standing selected by Bank, as the same may be changed from time to time.
2. Interest Rate Options. Subject to the terms and conditions of this Addendum, the Indebtedness under the Agreement shall bear interest at the Daily Adjusting LIBOR Rate, except during any period of time during which, in accordance with the terms and conditions of this Addendum, the Indebtedness under the Agreement shall bear interest at the Prime-based Rate.
3. Payment of Interest. Accrued and unpaid interest on the unpaid balance of the Indebtedness outstanding under the Agreement shall be payable monthly, in arrears, on the last Business Day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Daily Adjusting LIBOR Rate or, to the extent applicable, the Prime-based Rate on the date of each such change.
4. Bank’s Records. The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof. For any advance under the Agreement bearing interest at the Daily Adjusting LIBOR Rate, if Bank shall designate a LIBOR Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying such advance on the books of such LIBOR Lending Office.
5. Default Interest Rate. From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Indebtedness outstanding under the Agreement shall bear interest at a per annum rate of three percent (3%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.
6. Prepayment. Borrower may prepay all or part of the outstanding balance of any Indebtedness at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Indebtedness under the Agreement due on a demand basis in Bank’s sole and absolute discretion.
7. Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.
     a. If, at any time, Bank determines that, (1) Bank is unable to determine or ascertain the Daily Adjusting LIBOR Rate, or (2) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank, or (3) the Daily Adjusting LIBOR Rate will not accurately or fairly cover or reflect the cost to Bank of maintaining any of the

Indebtedness under this Addendum at the Daily Adjusting LIBOR Rate, then Bank shall forthwith give notice thereof to Borrower. Thereafter, until Bank notifies Borrower that such conditions or circumstances no longer exist, the Prime-based Rate shall be the applicable interest rate for all Indebtedness during such period of time.
     b. If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its LIBOR Lending Office) to make or maintain any Indebtedness under the Agreement with interest at the Daily Adjusting LIBOR Rate, Bank shall forthwith give notice thereof to Borrower. Thereafter, until Bank notifies Borrower that such conditions or circumstances no longer exist, the Prime-based Rate shall be the applicable interest rate for all Indebtedness during such period of time.
     c. Further, at any time upon prior written notice to the undersigned, Bank may, in its sole discretion based upon its good faith belief that the Prime-based Rate is an appropriate basis for its floating rate loans, suspend use of the Daily Adjusting LIBOR Rate as the applicable interest rate hereunder, at which time, the Prime-based Rate shall thereafter be the applicable interest rate for all Indebtedness outstanding under the Agreement, unless Bank, in its sole discretion based upon its good faith belief that the Prime-based Rate is no longer an appropriate basis for its floating rate loans, rescinds such notice, in which case, the Daily Adjusting LIBOR Rate shall, upon written notice from Bank to the undersigned, again be the applicable interest rate for all Indebtedness outstanding under the Agreement
     d. If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank (or its LIBOR Lending Office) to any tax, duty or other charge with respect to this Addendum or any Indebtedness under the Agreement, or shall change the basis of taxation of payments to Bank (or its LIBOR Lending Office) of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its LIBOR Lending Office), or shall impose on Bank (or its LIBOR Lending Office) or the foreign exchange and interbank markets any other condition affecting this Addendum or the Indebtedness; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Indebtedness or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.
     e. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Indebtedness, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Indebtedness to a level below mat which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Indebtedness. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.
8. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.
9. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.
     IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

ENERGY RECOVERY, INC.		COMERICA BANK

By:	/s/ Tom Willardson	By:	/s/ Darren Santos

Darren Santos
Its:	CFO	Its:	Corporate Banking Officer-Western Market